SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 4, 2012

Date of Report (Date of earliest event reported)

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Market Street, Suite 1500 Philadelphia, PA	19103-3615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 977-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On October 4, 2012, at a special meeting of shareholders of Sunoco, Inc. (“Sunoco”), Sunoco’s shareholders approved the following proposals (with the final results for each matter indicated below):

Proposal No. 1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 29, 2012, as amended by Amendment No. 1 thereto, dated as of June 15, 2012, by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership, Sam Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of ETP (“Merger Sub”), Sunoco and, for limited purposes set forth therein, Energy Transfer Equity, L.P., a Delaware limited partnership, pursuant to which, among other things, Merger Sub will be merged with and into Sunoco, with Sunoco surviving the merger as a subsidiary of ETP, and the transactions contemplated thereby. This proposal received 67,523,138 votes for approval, representing 97.00% of the shares voted and 64.46% of the outstanding shares of Sunoco common stock.

Proposal No. 2. To consider and cast an advisory (non-binding) vote on specified compensation that may be received by Sunoco’s named executive officers in connection with the merger. This proposal received 39,505,255 votes for approval, representing 56.75% of the shares voted.

Proposal No. 3: To consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby. This proposal received 59,221,027 votes for approval, representing 85.07% of the shares voted.

These proposals are described in more detail in the proxy statement/prospectus, dated August 28, 2012, filed by Sunoco with the Securities and Exchange Commission on August 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2012	SUNOCO, INC.

	By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer